Exhibit 99.1

NEWS RELEASE October 7, 2021

Tetra Tech Announces Additional $400 Million Share Repurchase Program

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK), a leading provider of high-end consulting and engineering services, announced today that its Board of Directors has authorized an additional $400 million share repurchase program, which is twice the size of the previous authorization. Together with the amount remaining under the previously approved program at the end of the third quarter of fiscal 2021, the Company has a total of $563 million available for share repurchases.

In the last twelve months ending third quarter of fiscal 2021, Tetra Tech generated $294 million of cash flow from operations and this strong cash flow has enabled the Company to return $98 million to shareholders through a combination of share repurchases and dividends. During the same time period, the Company also advanced its Leading with Science® strategy with the completion of five strategic acquisitions that have added new technical capabilities and geographic presence. Tetra Tech continued to deleverage its balance sheet, and its net debt leverage ratio was 0.1x at the end of the third quarter 2021.

“The newly authorized share repurchase program reflects confidence in our long-term growth outlook and our commitment to a balanced capital allocation strategy,” said Dan Batrack, Tetra Tech Chairman and CEO. “The strength of our balance sheet and strong consistent cash flow generation will allow us to continue investing in both organic growth initiatives and strategic acquisitions while having greater capacity to return more capital to shareholders.”

About Tetra Tech

Tetra Tech is a leading provider of high-end consulting and engineering services for projects worldwide. With 21,000 associates working together, Tetra Tech provides clear solutions to complex problems in water, environment, sustainable infrastructure, renewable energy, and international development. We are Leading with Science® to provide sustainable and resilient solutions for our clients. For more information about Tetra Tech, please visit tetratech.com or follow us on LinkedIn, Twitter, and Facebook.

CONTACTS:

Jim Wu, Investor Relations

Charlie MacPherson, Media & Public Relations

(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Risk Factors" included in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.